EXHIBIT 10.4
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       March 31, 1998



       Mr. Richard E. Bross
       1924 S. Coltrane
       Edmond, OK  73013

       Re: Deferred Stock Award

       Dear Richard:

          The terms of this letter when accepted by you will confirm the terms and conditions of the deferred stock award ("Award") covering 15,000 ("Shares") of common stock of Louis Dreyfus Natural Gas Corp. ("Company") being made to you in substitution of all of your existing rights to your Stock Equivalent Rights under the Louis Dreyfus Deferred Compensation Stock Equivalent Plan ("Parent Plan").

          The Company agrees that the Shares shall be delivered to you (i) upon your termination of employment with the Company for any reason other than a "termination for cause" at such time as the Company may determine but in any event within one year thereafter unless forfeited as provided below; or (ii) immediately following the occurrence of a "Change in Control." For purposes of this Award "termination for cause" and "Change in Control" shall have the same meanings as defined in the Company's Stock Option Plan as in effect on the date hereof. You will forfeit your right to receive any undelivered Shares if within a period of one year following your termination of employment, you directly or indirectly solicit or induce any other employee of the Company or its subsidiaries to terminate his or her employment with the Company. Pending such delivery, the Company will cause certificates for the Shares to be issued to Bank of Oklahoma, N.A., as trustee ("Trustee") of the Louis Dreyfus Natural Gas Corp Deferred Stock Award Trust which shall be a "Rabbi Trust" as contemplated by the Internal Revenue Code of 1986, as amended ("Code") with provisions that (i) permit you to direct the Trustee how to vote the Shares so that you will have the sole voting rights with respect thereto; (ii) provide that any dividend paid with respect to the Shares shall be held by the Trustee and invested in an interest bearing account to be paid to you at the same time as the Shares are delivered; and (iii) the Shares shall participate in the subdivision or consolidation of shares of stock of the Company or other capital adjustment or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company. In the event that additional shares or other securities are issuable pursuant to any of the foregoing events, the certificates for the additional shares or other securities will be delivered to the Trustee pending ultimate delivery to you in accordance with the terms of this Award.
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          You agree to pay to the Company any amounts necessary (or make arrangements satisfactory to the Company for such payments) to satisfy any and all obligations of the Company to withhold federal or state income or other taxes resulting from the inclusion in your wages and gross income of any amounts incident to the delivery of the Shares to you on termination of employment. If you and the Company agree, such payment may be made by your surrendering a portion of the Shares having a market value on the date of your termination of employment equal to the amount of the payment due.

          Nothing contained in this Award shall confer any right upon you concerning continuation of employment with the Company or interfere in any way with the right of Company to terminate your employment at any time. Nothing in this Award shall be construed to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action will have an adverse effect on you or this Award.

          Your interests in this Award, the beneficial interest in the trust or in the Shares may not be assigned either voluntarily or involuntarily or by operation or law unless and until the Shares are delivered to you, except in the event of your death pursuant to the laws of descent and distribution or to your designated beneficiary.

          By your acceptance of this Award, you hereby waive any and all rights you now have with respect to your participation in the Parent Plan (including your interest in the Stock Equivalent Right previously awarded to you) which participation and awards shall be terminated and of no further force and effect and you hereby release any claims you may have against the Company, Louis Dreyfus Holding Company, Inc. and Louis Dreyfus Energy Corp. or any of their affiliates or the Committee which administers the Parent Plan with respect thereto. Your waiver and release under this paragraph shall be for the benefit of, and be enforceable by, each of them.

          This Award shall constitute an unfunded promise by the Company to deliver the Shares to you upon termination of employment as provided above and you shall have no rights with respect to the Shares except for the right to vote as provided above. Accordingly, no transfer of the Shares shall occur for purposes of the Code until such delivery of the Shares occurs.

          This Agreement shall be subject to approval of the shareholders of the Company if required by the rules of the New York Stock Exchange.

          Please indicate your agreement to the foregoing by signing below and returning a copy of this letter to me.

       Very truly yours,



       Simon B. Rich

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       Chairman

       Accepted and agreed to this 31st day of March, 1998.


       ----------------------------
       Richard E. Bross



       Acknowledged and approved this     day of            , 1998.
                                      ---        -----------
       Louis Dreyfus Holding Company Inc.

                                        By:
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